Exhibit 3(oo)

State of Delaware Secretary of State
Division of Corporations Delivered 11:21 AM 04/28/2014
FILED 11:16 AM 04/28/2014 SRV 140524876 - 5492335 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGNODE INDUSTRIAL GROUP HOLDINGS US INC.

Under Section 245 of the Delaware Corporation Law

Pursuant to Section 245 of the Delaware Corporation Law of the State of Delaware, the undersigned, being the Chief Executive Officer of Signode Industrial Group Holdings US Inc., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST:        The name of the Corporation is: Signode Industrial Group Holdings US Inc.

SECOND:   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 5, 2014 under the corporate name US Packaging Acquisition Holding Corp. and the Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 19, 2014.

THIRD:       The Board of Directors of the Corporation, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation’s Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

FOURTH:  The required holders of the Corporation’s issued and outstanding capital stock approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 28th day of April, 2014.

SIGNODE INDUSTRIAL GROUP HOLDINGS US INC.

By:	/s/ Brian A. Bernasek
Name: Brian A. Bernasek
Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIGNODE INDUSTRIAL GROUP HOLDINGS US INC.

ARTICLE ONE

The name of the corporation is Signode Industrial Group Holdings US Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand One Hundred shares (1,100), all of which shall be shares of Common Stock, with a par value of ($0.01) per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SEVENTH:

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE EIGHTH:

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE NINTH:

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as director. Any repeal or modification of this ARTICLE NINTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TENTH:

The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from to time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE ELEVENTH:

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TWELFTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.